Exhibit 28(h)(7)(i)

PENN SERIES FUNDS, INC.

AMENDMENT TO

SECOND AMENDED AND RESTATED

EXPENSE WAIVER REIMBURSEMENT AGREEMENT

This Amendment (the “Amendment”) is made and entered into as of July 1, 2016, and hereby amends that certain Second Amended and Restated Expense Waiver Reimbursement Agreement, dated January 1, 2016 (the “Agreement”), by and among Penn Mutual Asset Management, Inc. (“PMAM”), The Penn Mutual Life Insurance Company (“Penn Mutual”), and Penn Series Funds, Inc. (the “Company”), on behalf of its series, the Money Market Fund (the “Fund”).

WHEREAS, PMAM has converted from a Pennsylvania corporation to a Pennsylvania limited liability company effective July 1, 2016 (the “Conversion”); and

WHEREAS, PMAM, Penn Mutual and the Company wish to amend the Agreement to reflect the Conversion;

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. All references in the Agreement to PMAM shall refer to “Penn Mutual Asset Management, LLC,” and all references to “Penn Mutual Asset Management, Inc.” shall be replaced with “Penn Mutual Asset Management, LLC.” In addition, any references to PMAM as “a Pennsylvania corporation,” or words to that effect, are replaced with “a Pennsylvania limited liability company.”

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

PENN SERIES FUNDS, INC., on behalf of the Fund		PENN MUTUAL ASSET MANAGEMENT, LLC

By:	/s/ David M. O’Malley	By:	/s/ Keith Huckerby
	David M. O’Malley		Keith Huckerby
	President		President and Chief Marketing Officer

THE PENN MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Susan Deakins
Susan Deakins
EVP, Chief Financial Officer and Treasurer